Exhibit 99.1

FOR IMMEDIATE RELEASE

FERRELLGAS PARTNERS, L.P. ENTERS INTO FORBEARANCE AGREEMENT WITH NOTEHOLDERS

Liberty, Mo. June 11, 2020 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (“FGP”) announced today that it has entered into a forbearance agreement with certain holders of its 8.625% Senior Notes due June 15, 2020 (the “2020 Notes”) holding approximately 77% of the outstanding amount of such notes (the “Forbearing Holders”). Pursuant to the agreement, the Forbearing Holders of the 2020 Notes agreed to forbear from exercising any rights or remedies during the forbearance period against FGP arising from FGP’s failure to pay amounts due and owing under the applicable indenture. The Forbearing Holders also agreed to direct U.S. Bank National Association, as indenture trustee, not to take any remedial action during the term of the forbearance agreement. During the forbearance period, FGP and the Forbearing Holders agreed to work cooperatively to negotiate a definitive restructuring agreement with respect to the 2020 Notes. The forbearance period extends through July 31, 2020, subject to FGP’s satisfaction of certain milestones. FGP is represented by Squire Patton Boggs (US) LLP and the Forbearing Holders are represented by Davis Polk & Wardwell LLP.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-Q with the Securities and Exchange Commission on June 4, 2020. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com